Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Bill Chardavoyne Chief Financial Officer (310) 255-2229 bchardavoyne@activision.com

Kristin Mulvihill Southey Vice President, Investor Relations (310) 255-2635 ksouthey@activision.com

Maryanne Lataif Vice President, Corporate Communications (310) 255-2704 mlataif@activision.com

ACTIVISION ANNOUNCES FOUR-FOR-THREE STOCK SPLIT

Santa Monica, CA — February 23, 2005 — Activision, Inc. (Nasdaq: ATVI) announced today that its Board of Directors approved a four-for-three stock split of its outstanding shares of common stock to be effected in the form of a 33-1/3% common stock dividend.

The stock dividend is payable March 22, 2005, to stockholders of record at the close of business on March 7, 2005. Stockholders will receive one additional share of common stock for every three shares held on the record date. In lieu of issuing any fractional shares in connection with the split, stockholders will receive a cash payment based on the average of the high and low sales prices of the common stock on the record date, as adjusted for the split. Activision will have approximately 200,000,000 shares of common stock outstanding after the split.

Activision also announced that its Board of Directors has called a special meeting of stockholders on April 4, 2005. The special meeting has been called to approve an amendment to Activision’s Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock from 225,000,000 to 450,000,000. The occurrence of the four-for-three stock split is not contingent upon the approval of the increase in the number of authorized shares.

“We are proud of Activision’s long-term record of revenue and earnings growth,” stated Robert Kotick, Chairman and CEO of Activision. “By increasing the total number of authorized shares available for issuance, we will improve our long-term financial flexibility.”

Headquartered in Santa Monica, California, Activision, Inc. is a leading worldwide developer, publisher and distributor of interactive entertainment and leisure products. Founded in 1979, Activision posted net revenues of $948 million for the fiscal year ended March 31, 2004.

Activision maintains operations in the U.S., Canada, the United Kingdom, France, Germany, Italy, Japan, Australia, Scandinavia, Spain and the Netherlands. More information about Activision and its products can be found on the company’s World Wide Web site, which is located at www.activision.com.

The statements made in this press release that are not historical facts are “forward looking” statements. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties. The company cautions readers of this press release that a number of important factors could cause Activision’s actual future results to differ materially from those expressed in any such forward-looking statements.

Such factors include, without limitation, product delays, retail acceptance of our products, industry competition, rapid changes in technology and industry standards, protection of proprietary rights, maintenance of relationships with key personnel, vendors and third-party developers, international economic and political conditions, integration of recently acquired subsidiaries and identification of suitable future acquisition opportunities.

These important factors and other factors that potentially could affect the company’s financial results are described in our filings with the Securities and Exchange Commission, including the company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers of this press release are referred to such filings. The company may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in the company’s assumptions or otherwise. The company undertakes no obligation to release publicly any revisions to its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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